Exhibit 2.3

Execution Version

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on 4 December 2025 between Twenty One Merger Sub D, a Cayman Islands exempted company (the “Surviving Company”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (the “Merging Company”) and Twenty One Capital, Inc., a Texas corporation (“Pubco”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 22 April 2025 and made between, amongst others, the Surviving Company, the Merging Company and Pubco (as such agreement may be amended and modified, the “Business Combination Agreement”), a copy of which is annexed at Annexure 1 hereto and forms part of this Plan of Merger.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Appleby Global Services (Cayman) Limited of 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Statute unless, with the agreement of Pubco, the constituent companies shall deliver a notice to the Registrar signed by a director of each of the constituent companies specifying a later date and time in accordance with Section 234 of the Statute, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or other property as provided in Section 233(5) of the Statute, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto. Pubco undertakes and agrees (it being acknowledged that Pubco will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Pubco Class A Stock (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Steven Meehan of 229 74th Street, North Bergen, NJ 07047, United States.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute by way of written shareholder resolution of the Surviving Company. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company, provided that such termination is in accordance with section 10.1 of the Business Combination Agreement;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 12.2 of the Business Combination Agreement.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature pages follow)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)	/s/ Steven Meehan
and on behalf of	)	Name: Steven Meehan
Twenty One Merger Sub D	)	Title: Director

[Signature Page of Twenty One Merger Sub D to Cayman Plan of Merger (Steven Meehan)]

SIGNED by	)

Duly authorised for	)	/s/ Brandon Lutnick
and on behalf of	)	Name: Brandon Lutnick
Cantor Equity Partners, Inc.	)	Title: Director

[Signature Page of Cantor Equity Partners, Inc. to Cayman Plan of Merger]

SIGNED by	)

Duly authorised for	)	/s/ Jeff Haley
and on behalf of	)	Name: Jeff Haley
Twenty One Capital, Inc.	)	Title: Sole Director

[Signature Page of Twenty One Capital, Inc. to Cayman Plan of Merger (Jeff Haley)]

Annexure 1

Business Combination Agreement

Annexure 2

Memorandum and Articles of Association of the Surviving Company